Exhibit 10.4

POGO PRODUCING COMPANY RETENTION INCENTIVE PLAN

In connection with the acquisition by Pogo Producing Company (the “Company”) of all the issued and outstanding shares of Northrock Resources Ltd. (the “Subsidiary”), the companies agree that there is a need to retain full time employees of Northrock Resources Ltd. during the period of change.  Effective as of the “Closing Date” as that term is defined in the Share Purchase Agreement dated July 8, 2005 by and among Unocal Canada Limited, Unocal Canada Alberta Hub Limited, Unocal Corporation, Pogo Canada ULC, and Pogo Producing Company (the “Closing Date”), the Company establishes the Pogo Producing Company Retention Incentive Plan (the “Plan”) as set forth in this document.

1.                                     Definitions

(a)                                  “Base Salary” means the actual annual base salary rate of a Participant as of the date a payment is due under this Plan.

(b)                                 “Cause” means (i) the willful failure or refusal by the Participant to perform his or her assigned duties with the Company or Subsidiary (other than any such failure resulting from his or her physical or mental incapacity); (ii) the willful engaging by the Participant in conduct which is contrary to the Company’s or Subsidiary’s best interests; or (iii) any just cause at common law.

(c)                                  “Date of Termination” means (i) if the Participant’s employment is terminated by the Participant or by the Company or Subsidiary without Cause, the date the Company or Subsidiary notifies the Participant of such termination or any later date specified by the Company or Subsidiary, as the case may be, (ii) if the Participant’s employment is terminated by the Company or Subsidiary for Cause, the date on which the Company or Subsidiary notifies the Participant of such termination.

(d)                                 “Disability” means the absence of the Participant from the Participant’s duties with the Company or Subsidiary on a full-time basis for 180 consecutive calendar days as a result of incapacity due to mental or physical illness.

(e)                                  “Employee” means each permanent full-time employee of Northrock Resources Ltd.  The term “Employee” does not include any part-time or temporary employees or consultants.

(f)                                    “Participant” means an Employee who meets the eligibility requirements specified in Section 2 hereof.

(g)                                 “Retention Period” means the period commencing on the “Closing Date” and ending on the first anniversary of such date.

2.                                     Eligibility.  Employees are eligible to become Participants in the Plan if they are Employees on the first day of the Retention Period.

3.                                     Retention Bonus.  Upon the expiration of the Retention Period, and provided the Participant remains an Employee in good standing until the expiry of the Retention Period, a Participant will be entitled to a one-time payment equal to one times their annual Base Salary, subject to delivery by the Participant to the Company or Subsidiary of an executed full and final Waiver and Release in favor of the Company and Subsidiary.

4.                                     Certain Effects of Employment Termination.

(a)                                  By Company or Subsidiary Without Cause.  If, during the Retention Period, the Company or Subsidiary terminates a Participant’s employment other than for Cause, the Company shall pay to the Participant, on receipt of an executed Waiver and Release, a Retention Bonus less any amounts received as termination pay or pay in lieu of notice in the form of a cash lump sum within 60 days after the Date of Termination, or, if later, as soon as administratively practicable following the Company’s or Subsidiary’s receipt from the Participant of an executed full and final Waiver and Release in favor of the Company and Subsidiary.

(b)                                 By Company or Subsidiary with Cause; By the Participant for any Reason.  If a Participant’s employment is terminated during the Retention Period by the Company or Subsidiary for Cause or by the Participant for any reason, the Participant will no longer be eligible for a Retention Bonus and no Retention Bonus will be paid.

(c)                                  Death or Disability.  No Retention Bonus will be paid upon a Participant’s termination due to death or Disability.

5.                                     Miscellaneous.

The responsibility for the administration and operation of the Plan rests with the Compensation Committee of the Board of Directors of the Company (the “Committee”).  The Committee shall have the authority to issue and implement such rules as they deem appropriate to administer the Plan.  The Committee shall also have the authority to interpret Plan provisions and make factual determinations under the Plan including the power to determine eligibility for benefits, and the right to remedy ambiguities, inconsistencies or omissions in Plan provisions.  Any decision by the Committee hereunder or with respect hereto shall be final, binding and conclusive on all persons and parties concerned.  The Committee shall appoint or designate such person or persons they deem necessary or advisable to carry out administrative duties under the Plan.

(a)                                  This Plan does not constitute a contract of employment or impose on the Company or Subsidiary any obligation to retain any Participant as an employee or to change any employment policies of the Company or Subsidiary.

(b)                                 The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.                                     Notices.  All notices and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by registered or certified mail (return receipt requested and with postage prepaid thereon) or by facsimile transmission to the respective parties.

7.                                     Amendment.  The Plan may be modified or amended in any respect by decision of the Committee in its sole discretion.

8.                                     Governing Law.  This Plan shall be governed by and construed in accordance with the laws of the State of Delaware (except that no effect shall be given to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction).

9.                                     Headings.  The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.